Exhibit 99.1

NEWS RELEASE

Contacts:
OSI Pharmaceuticals, Inc.	Burns McClellan, Inc. (representing OSI)
Kathy Galante (investors/media)	Justin Jackson/Kathy Nugent (media)
Senior Director	(212) 213-0006
Kim Wittig (media)
Director
631-962-2000
OSI Pharmaceuticals, Inc. Announces Year End 2008 Financial Results
- Reports Non-GAAP Earnings of $2.14 Per Share from Continuing Operations, Excluding
$337 Million Non-Cash Gain –
- GAAP Earnings from Continuing Operations are $7.19 Per Share Inclusive of Non-Cash Gain -
- Total Revenues of $379 Million Up 11% Over 2007 -
MELVILLE, NEW YORK – February 19, 2009 – OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced today its financial results for the year ended December 31, 2008.  The Company reported net income from continuing operations of $467 million (or $7.19 per share) in 2008, which includes a $337 million (or $5.05 per share) non-cash gain recorded in the fourth quarter based primarily on the expected utilization of the Company’s net operating loss carryforwards (NOL’s).  Excluding this gain, net income from continuing operations was $130 million (or $2.14 per share) for the year ended December 31, 2008, compared with $103 million (or $1.70 per share) for the same period last year. For the quarter ended December 31, 2008, net income from continuing operations was $363 million (or $5.50 per share). Excluding the non-cash gain recorded in the fourth quarter, net income from continuing operations was $27 million (or $0.44 per share) for the three months ended December 31, 2008, compared with $18 million (or $0.29 per share) for the same period last year.
Total worldwide net sales of Tarceva® (erlotinib) for 2008, as reported by the Company’s collaborators for Tarceva, Genentech, Inc. and Roche, were approximately $1.12 billion, representing a 27% growth in global sales compared to the same period last year. For the three months ended December 31, 2008, worldwide Tarceva net sales were approximately $285 million, representing a 14% increase over the same period last year.
The Company reported total revenues from continuing operations of $379 million for 2008 compared with $341 million for 2007, an increase of 11%. Total revenues from continuing operations for the three months ended December 31, 2008 were $98 million, compared with $84 million for the same period last year. Overall, total revenues were comprised of the following key items:

•	Tarceva-related revenues of $335 million in 2008 compared with $268 million in 2007, based primarily on the following:
-	Net revenues from the unconsolidated joint business for Tarceva of $196 million in 2008, compared with $169 million in 2007, arising from the Company’s co-promotion arrangement with Genentech. The net revenues were based on total U.S. Tarceva net sales of $457 million, compared to $417 million in 2007. Net revenues from the unconsolidated joint business for Tarceva for the three months ended December 31, 2008 were $49 million, compared to $45 million for the same period last year, based upon total U.S. Tarceva net sales of $118 million for the three months ended December 31, 2008 compared with $112 million for the same period last year;

-	Royalties of $135 million in 2008 compared with $95 million in 2007 from Roche, the Company’s international collaborator for Tarceva. The royalty revenues for 2008 were based on total rest-of-world Tarceva sales of approximately $665 million which increased 42%, compared to $470 million in 2007. Royalties for the three months ended December 31, 2008 were $34 million compared with $28 million for the same period last year. Royalty revenues for the three months ended December 31, 2008 were based upon rest-of -world Tarceva sales of approximately $167 million, compared with $138 million for the same period last year;
•	Other Revenues of $45 million in 2008 compared with $73 million in 2007, based primarily on the following:
-	Royalties of $41 million in 2008 compared with $17 million in 2007 related to worldwide non-exclusive licensing agreements under the Company’s DP-IV patent portfolio covering the use of DP-IV inhibitors for treatment of type 2 diabetes. Royalties for the three months ended December 31, 2008 were $14 million compared with $7 million for the same period last year;

-	License, milestone and other revenues in 2008 of $4 million compared with $56 million in 2007. In 2007, the Company recognized an upfront license fee of $25 million related to a license granted to Eli Lilly and Company for our glucokinase activator program, license and milestone revenue of $18 million related to worldwide non-exclusive licensing agreements under the Company’s DP-IV patent portfolio covering the use of DP-IV inhibitors for treatment of type 2 diabetes, and license revenue of $7.5 million from Renovo in connection with its licensing agreement with Shire, plc for its TGF-beta 3 drug candidate Juvista®. License, milestone and other revenues for the three months ended December 31, 2008 were $396,000 compared with $3.0 million in the same period last year.
Operating Expenses
Operating expenses from continuing operations for the fourth quarter and year ended December 31, 2008 were $73 million and $246 million, respectively, compared to $67 million and $244 million, respectively, for the same periods last year. Research and development expenses for the fourth quarter and year ended December 31, 2008 were $41 million and $135 million, respectively, compared to $36 million and $124 million, respectively, for the same periods last year. The Company also recognized a $4 million in-process research and development charge in the fourth quarter of 2008 related to acquiring certain diabetes and obesity-related assets. Selling, general and administrative expenses for the fourth quarter and year ended December 31, 2008 were $25 million and $95 million, respectively, compared to $25 million and $99 million, respectively, for the same periods last year.

Income Taxes
In the fourth quarter of 2008, the Company recorded a $337 million non-cash gain, based primarily on its sustained profitability and its expected utilization of a significant portion of its deferred tax assets which are primarily related to its NOL’s. Starting in 2009, the Company will be required to report its tax provision at its full effective tax rate of 40%. The Company expects to continue paying taxes at the lower alternative minimum tax rates as it continues to utilize its NOL’s. The following table provides a reconciliation between the Company’s income tax provision and effective cash tax expense.

Tax Provision Reconciliation
for continuing operations	Fourth Quarter		Year-to-Date
(in millions)	2008	2007	2008	2007

Income tax (benefit) provision	$(336.2)	$0.8	$(333.5)	$2.7
Impact of valuation allowance reversal	(336.6)	—	(336.6)	—

Effective cash tax expense	$0.4	$0.8	$3.1	$2.7

Discontinued Operations
As a result of the Company’s decision to divest its eye disease business held by (OSI) Eyetech, the operating results for (OSI) Eyetech, for all periods presented, are shown as discontinued operations in the accompanying consolidated statement of operations. The Company completed the divestiture in August 2008.
The Company’s net income, including results from discontinued operations, was $362 million (or $5.48 per share) and $471 million (or $7.26 per share) for the three months and year ended December 31, 2008, respectively, compared with a net income of $10 million (or $0.18 per share) and $66 million (or $1.11 per share), respectively, for the same periods last year.
Conference Call
OSI will host a conference call reviewing the Company’s financial results, product portfolio and business developments on February 19, 2009 at 5:00PM (Eastern Time). To access the live webcast via the Internet, log on to www.osip.com. Please connect to the Company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 1-877-852-6578 (U.S.) or 1-719-325-4826 (international) to listen to the call. The conference ID number for the live call is 2105141. Telephone replay is available approximately two hours after the call through March 5, 2009. To access the replay, please call 1-888-203-1112 (U.S.) or 1-719-457-0820 (international). The conference ID number is 2105141. The presentation, including the financial and statistical information contained therein, will be available via the investor relations section of the Company’s website for a 12-month period follow the webcast.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products designed to extend life and/or improve the quality of life for patients with cancer and diabetes/obesity. The Company’s oncology programs are focused on developing molecular targeted therapies designed to change the paradigm of cancer care. OSI’s diabetes/obesity efforts are committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients in certain settings. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, OSI’s and its collaborators’ abilities to effectively market and sell Tarceva and to expand the approved indications for Tarceva, OSI’s ability to protect its intellectual property rights, safety concerns regarding Tarceva, competition to Tarceva and OSI’s drug candidates from other biotechnology and pharmaceutical companies, the completion of clinical trials, the effects of FDA and other governmental regulation, including pricing controls, OSI’s ability to successfully develop and commercialize drug candidates, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
###

OSI Pharmaceuticals, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Operations
(In thousands, except per share data)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	Unaudited	Unaudited	Unaudited
Revenues:
Tarceva-related revenues	$83,647	$73,846	$334,653	$267,799
Other revenues	14,780	10,462	44,735	73,231

Total revenues	98,427	84,308	379,388	341,030

Expenses:
Cost of goods sold	2,567	3,306	9,315	9,399
Research and development	41,335	36,147	135,344	123,531
Acquired in-process research and development	4,000	2,164	4,000	9,664
Selling, general and administrative	24,945	25,176	94,930	99,159
Amortization of intangibles	605	462	2,489	1,840

Total expenses	73,452	67,255	246,078	243,593

Income from continuing operations	24,975	17,053	133,310	97,437

Other income (expense):
Investment income — net	3,291	3,583	12,961	12,830
Interest expense	(2,892)	(1,812)	(11,932)	(7,235)
Other income (expense) — net	1,584	(275)	(1,195)	2,307

Income from continuing operations before income taxes	26,958	18,549	133,144	105,339
Income tax (benefit) provision	(336,218)	817	(333,457)	2,732

Net income from continuing operations	363,176	17,732	466,601	102,607
Income (loss) from discontinued operations	(1,052)	(7,304)	4,884	(36,288)

Net income	$362,124	$10,428	$471,485	$66,319

Basic and diluted income (loss) per common share:
Basic income (loss)
Continuing operations	$6.30	$0.31	$8.14	$1.78
Discontinued operations	$(0.02)	$(0.13)	$0.09	$(0.63)
Net income	$6.29	$0.18	$8.23	$1.15
Diluted income (loss)
Continuing operations *	$5.50	$0.29	$7.19	$1.70
Discontinued operations	$(0.02)	$(0.12)	$0.07	$(0.58)
Net income	$5.48	$0.18	$7.26	$1.11

Weighted average shares of common stock outstanding:
Basic shares	57,610	58,047	57,316	57,665
Diluted shares	66,678	62,839	66,911	62,241

*	Computation of diluted income per share from continuing operations:

Net income from continuing operations	$363,176	$17,732	$466,601	$102,607
Add: Interest and issuance costs related to dilutive convertible debt	3,344	760	14,351	3,040

Net income from continuing operations — diluted	$366,520	$18,492	$480,952	$105,647

Basic shares	57,610	58,047	57,316	57,665
Dilutive effect of options and restricted stock	453	884	729	668
Dilutive effect of the 2025 Notes	3,908	3,908	3,908	3,908
Dilutive effect of the 2023 Notes**	1,998	—	2,308	—
Dilutive effect of the 2038 Notes (issued in January 2008)	2,709	—	2,650	—

Diluted shares	66,678	62,839	66,911	62,241

**	Under the “if-converted” method, common share equivalents related to our 2023 Notes were not included in diluted earnings per share for the three and twelve months ended December 31, 2007 because their effect would be anti-dilutive.
Reconciliation from reported net income and earnings per share from continuing operations to adjusted net income and earnings per share from continuing operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Net income from continuing operations	$363,176	$17,732	$466,601	$102,607
Income tax benefit from recognition of deferred tax assets	336,629	—	336,629	—

Adjusted net income from continuing operations	$26,547	$17,732	$129,972	$102,607

Dilutive earning per share from continuing operations	$5.50	$0.29	$7.19	$1.70
Benefit from recognition of deferred tax assets per share	5.06	—	5.05	—

Adjusted dilutive earning per share from continuing operations	$0.44	$0.29	$2.14	$1.70

	December 31,	December 31,
	2008	2007
	Unaudited
Cash and investments securities (including restricted investments)	$515,511	$305,098

Use of Non-Gaap information
The accompanying tables contain both GAAP and non-GAAP financial measures for the periods presented. The non-GAAP measures include adjusted net income from continuing operations and adjusted earnings per share from continuing operations, each of which have directly comparable GAAP equivalents. OSI has provided these non-GAAP financial measures to adjust for the impact of the $337 million non-cash gain in the fourth quarter of 2008, based primarily on OSI’s expected utilization of its net operating loss carryforwards, or NOLs. Management believes that the included non-GAAP financial measures can assist in making meaningful period-over-period comparisons and in identifying operating trends that could otherwise be masked or distorted by the significant $337 million non-cash gain related to its NOLs, which will not be repeated in 2009 in this magnitude, if at all. Management uses these non-GAAP financial measures internally to evaluate the performance of the business, including the allocation of resources as well as the planning and forecasting of future periods and believes that these results are useful to others in analyzing operating performance and trends of OSI.